LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is dated as of November
17, 1999 ("Effective Date"), between GolfGear International, Inc., a Nevada corporation, 5481A Commercial Drive, Huntington Beach, California 92649 ("Licensor"), and PowerBilt Golf, a division of the Hillerich & Bradsby Co., 800 W. Main, Louisville, Kentucky 40202 ("Licensee");

                             RECITALS

WHEREAS, Licensor owns certain patent rights relating to golf club technology;

WHEREAS, Licensor has agreed to grant a license to Licensee, to use such technology covered by Licensor's patent rights under the terms and conditions set forth in this Agreement.

THEREFORE, the Licensor and the Licensee agree as follows:

1.  Definitions

1.1 "Affiliate" shall mean any person or entity in which a party or a direct or indirect parent of a party owns, directly or indirectly, stock or other indicia of ownership representing at least 50% of the voting control over such person or entity.

1.2 "Licensed Patent Rights" shall mean the United States and foreign patents and patent applications of the Licensor listed in attached Schedule 1, which is incorporated as an integral part of this Agreement. and any continuations, continuities-in-part, divisions, reissues, re-examination. extensions, additions, and foreign or other counterparts thereof. Schedule I shall be updated as necessary by Licensor by providing notice to Licensee as continuations, continuations-in part, divisions, reissues, re-examinations, extensions, additions, and foreign or other counterparts thereof issue as patents. Further, Licensor shall provide a copy of any such newly issuing, patent to Licensee.

1.3 "Licensed Product" shall mean a golf club, component of a golf club, or golf club or component made by a method coming within a claim of any patent or patent application which issues into a patent under the Licensed Patent Rights.

1.4 "Net Selling Price" shall mean Licensee's invoiced price of all Licensed Products to a customer who is not an Affiliate, minus any returns.

2.  License Grant

2.1 Licensor hereby grants to Licensee a non-exclusive license to sell, offer to sell, use, and otherwise dispose of Licensed Products utilizing the Licensed Patent Rights in all non-Asian countries and in Korea (this specifically excludes Japan, Singapore, Hong Kong, the Philippines, Malaysia, Indonesia, and Taiwan). Licensor hereby further grants to Licensee a non-exclusive license to make or have made Licensed Products utilizing the Licensed Patent Rights anywhere. Such license of Licensed Patent Rights shall be subject to the royalties provided in Section 3). Licensee shall have no right to grant sublicenses. It is understood and agreed that Licensee's right to make, have made, use, sell, offer to sell and otherwise dispose of Licensed Products utilizing the Licensed Patent Rights includes, but is not limited to, having club heads containing Licensee's trademarks manufactured by a third party manufacturer; shipment of the club heads by the third party manufacturer to Licensee or Licensee's affiliates, subsidiaries, or licensees for club assembly; and selling, or otherwise disposing of the Licensed Products by them or their retailers or distributors. It is further understood and agreed that Licensed Products containing Licensee's trademarks may also be sold or otherwise disposed of by The GolfWorks, a division of Ralph Maltby Enterprises, Inc., of Newark, Ohio. Licensee will ensure that any promotional or advertising materials for Licensed Products shall not present a negative impression of insert technology.

2.2 Licensor warrants that it is the exclusive owner of the Licensed Patent Rights, which are not encumbered in any way, and that it has the full power to enter into this Agreement and make the grants set forth above. Licensor agrees to defend and hold harmless Licensee from any claim by any third party based upon a claim of right in any of the patents licensed under this agreement.

2.3 Licensor makes no warranties or representations that any Licensed Products do not infringe any patents of third parties.

3.  Compensation

3.1  Advance Payment. None

3.2 Royalties. Licensee shall pay Licensor a royalty as specified in attached Schedule 2, for each golf club or golf club component made. used, sold or offered by Licensee or on its behalf in a geographical area where such activity would constitute an infringement of a Licensed Patent Right in that area and where Licensor has identified that Licensed Patent Right on Schedule 1.

3.3  Minimum Royalties. None

3.4  Royalties Not Refundable. Any Payments or royalties paid by
Licensee under this Agreement shall not be refundable for any reason.

3.5 Termination of Royalties. The obligation to pay royalties for Licensed Products payable under this Agreement shall be terminated for a patent in the event that the United States Patent and Trademark Office or a court of competent jurisdiction holds that a patent under the Licensed Patent Rights is invalid and/or unenforceable, in a decision from which no further rights of appeal are available, and when such event occurs no further royalties shall be due under that patent. The obligation to pay royalties for Licensed Products payable under this agreement shall also be terminated as to any specific Licensed Patent Right when that specific patent expires normally or due to non-payment of a maintenance fee or annuity to the appropriate Patent Office. Notice shall be provided by Licensor to Licensee of any events which affect Licensee's obligation to pay royalties.

3.6 Royalty Payments. Licensee shall pay the royalties required hereunder within thirty (30) days following each calendar quarter after the Effective Date of this Agreement. A club head shall be considered a "Licensed Product sold" sixty days after shipment from the club head manufacturer to the club assembler.

3.7 Reports. On or before each royalty payment date. Licensee shall render to Licensor a written statement setting forth the quantity of Licensed Products sold during the previous royalty period, together with a statement of the amount of royalties due for such products. During any period that royalties are payable hereunder, Licensee shall keep written records respecting such products so the royalties payable hereunder may be accurately established and determined, and Licensee shall permit such records to be inspected no more than once during, any calendar year by a Certified Public Accountant appointed by the Licensor, at any reasonable time during regular business hours, upon written notice to Licensee at least five (5) working days in advance of the inspection, to verify compliance with this A2reement. If an underpayment of royalties is verified of more than 5% of the amount due for any year, Licensee shall pay the cost of the inspection.

4.  Term and Termination

4.1 The terms, conditions and obligations of this Agreement become effective as of the Effective Date of this Agreement.

4.2 This Agreement shall remain in effect for five years from and after the Effective Date with Licensee's option to renew for an additional five years.

4.3 This Agreement may be terminated by Licensor prior to its expiration, by prior written notice to the Licensee, for failure to comply with any obligation hereunder; provided, however, that the Licensee shall have thirty 0) days from the date of delivery of such notice within which to remedy such breach.

5.  Consequence of Termination

5.1 Termination of the Agreement for any reason shall not relieve Licensee of its obligation to pay royalties accrued, due or payable up to the date of such termination.

5.2 Licensee shall have the right to sell or otherwise dispose of Licensed products utilizing the Licensed Patent Rights manufactured before Termination of the Agreement, subject to payment of royalties as detailed herein.

6.  Miscellaneous

6.1 Governing Law. This License Agreement shall be governed and construed in accordance with the laws of the State of California.

6.2 Assignment. All rights of Licensor under this Agreement can be assigned without prior notice or consent by the Licensee. Licensee shall have no right to assign any of its rights or obligations under this Agreement without prior written consent of the Licensor, which consent shall not be unreasonably withheld, except that, without Licensor's consent, Licensee may assign all rights and obligations hereunder to a successor in interest of the PowerBilt Division of the Hillerich & Bradsby Company. Subject to such restrictions, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

6.3 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be hand-delivered or mailed by first class registered or certified mail, postage prepaid, or sent by facsimile telephone transmission or telex addressed to the attention of the person specified below, in each case addressed or sent as follows:

If to Licensor:

Pacific Golf Holdings, Inc.
c/o GolfGear International, Inc. 5481A Commercial Drive
Huntington Beach, CA 92649
Attention: President
Facsimile Telephone Number: (714) 899-4284

If to Licensee:

PowerBilt Golf
Hillerich & Bradsby Co.
800 W. Main
Louisville, KY 40202
Attention: President
Facsimile Telephone Number: (502) 585-5248

or to such other address or number, or the attention of such other person, with respect to either party as such party shall have communicated to the other by written notice given in accordance with this section.

6.4 Waiver and Other Action. No party, may waive any of the terms or conditions of this Agreement except by a duly signed writing, referring to the specific provisions to be waived.

6.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid. void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which ' shall constitute but one instrument. Telecopy versions of signed documents shall be deemed to be original documents for purposes of this Agreement.

6.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties, or any of them, with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect thereto.

6.8 Relationship. It is expressly agreed that the parties intend by this Agreement to establish between Licensor the relationship of independent contractors. It is further agreed that a party has no authority to create or assume in the other party's name or on behalf of the other party for any purpose whatsoever. Neither Licensor nor Licensee is the employer, employee, agent, partner or co-venturer of or with the other, each being, independent.

6.9 Arbitration and Venue. Any dispute arising out of or in connection with this Agreement between the parties shall be handled in accordance with the rules and regulations of the American Arbitration Association and shall be binding upon the parties. Venue for such action shall be in Orange County, California. The prevailing party to such action shall be entitled to costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed on the date first above written.

                                 LICENSOR
                                 GOLFGEAR INTERNATIONAL, INC.


Date: November 17, 1999          By: /s/  Donald A. Anderson
                                 Donald A. Anderson, President

                                 LICENSEE

                                 POWERBILT GOLF


Date: November 17, 1999          By: /s/  John A. Hillerich IV
                                 John A. Hillerich IV, President

                              SCHEDULE  1

                        LICENSED PATENT RIGHTS

Jurisdiction  Title                          Number   Date of Patent

United        Golf Club Head and Method of   5,024,437    06/18/91
States        Forming Same

United        Golf Club Head and Method of   5,094,383    03/10/92
States        Forming Same

United        Golf Club                      5,255,918    10/26/93
States

United        Golf Club Head and Method of   5,261,663    11/16/93
States        Forming Same

United        Golf Club with Recessed Non-   5,261,664    11/16/93
States        Metallic Outer Face Plate

United        Golf Club Head and Method of   5,344,140    09/06/94
States        Forming, Same

United        Golf Club with recessed, Non-  5,417,419    05/23/95
States        Metallic Outer Face Plate

United        Structure and Process for      5,720,673    02/24/98
States        Affixing, a Golf Club Head
              Insert to a Golf Club Head
              Body

                          SCHEDULE 2

                           PAYMENTS

Advanced Payment.  None

Royalties. The royalty under paragraph ').2 per golf club or golf club component is:

for irons:

$1.15/club for first 250,000 $.75/club for next 250,000
to 500,000 $.50/club for 500,000 up.

for Woods:

$1.15/club for first 500,000 $.75/club for 500,000 up

Minimum Royalties.  None